Exhibit (g)(6)

Reinsurance Agreement: SCOR Global Life Americas Reinsurance Company, June 1, 2000

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE INFORMATION IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. OMITTED INFORMATION IS INDICATED BY [*].

AMENDMENT NO. 1

to the

ASSIGNMENT, TRANSFER AND NOVATION AGREEMENT

between

AMERITAS LIFE INSURANCE CORP.

(hereinafter referred to as the "Consenting Party") and

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

and

TRANSAMERICA LIFE INSURANCE COMPANY

(hereinafter referred to collectively as the "Transferor") and

SCOR GLOBAL LIFE AMERICAS REINSURANCE COMPANY

(hereinafter referred to as the "Transferee")

It is hereby expressly declared and agreed that effective January 1, 2013 (the effective date of the Assignment, Transfer and Novation Agreement), Schedule 1 shall be revised and replaced by the attached Schedule 1 in order to correct the list of reinsurance agreements referred to in this Assignment, Transfer and Novation Agreement.

All other terms and conditions remain unaltered.

Made in triplicate and executed by all parties.

AMERITAS LIFE INSURANCE CORP

/S/ [*]

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

/S/ [*]

TRANSAMERICA LIFE INSURANCE COMPANY

/S/ [*]

SCOR GLOBAL AMERICAS REINSURANCE COMPANY

/S/ [*]

CONFIDENTIAL

ASSIGNMENT, TRANSFER AND NOVATION AGREEMENT

This ASSIGNMENT, TRANSFER AND NOVATION AGREEMENT (this

"Agreement") is made and entered into as of January 1, 2013 (the "Effective Date"), by and among Transamerica Financial Life Insurance Company and Transamerica Life Insurance Company (the "Transferor"), SCOR Global Life Americas Reinsurance Company (the "Transferee") and Ameritas Life Insurance Corporation (the "Consenting Party").

WHEREAS, the Consenting Party and the Transferor are parties to the Reinsurance Agreements set forth on Schedule I hereto (the "Reinsurance Agreements");

WHEREAS, the Transferor and the Transferee are parties to a Retrocession Agreement dated August 9, 2011 pursuant to which, among other retrocessions, the Transferor has retroceded and the Transferee has assumed, certain liabilities of the Transferor under the Reinsurance Agreements;

WHEREAS, subject to the terms and conditions set forth herein, the Transferor desires to assign and transfer, by novation, the Reinsurance Agreements to the Transferee with the effect that the Transferee shall succeed to all rights, obligations, duties and liabilities of the Transferor under the Reinsurance Agreements, and the Transferee desires to accept such assignment, transfer and novation;

WHEREAS, the Consenting Party desires to accept and consent to such assignment, transfer and novation of the Reinsurance Agreements;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Transferor, the Transferee and the Consenting Party hereby agree as follows:

1.	Assignment, Transfer and Novation of Reinsurance Agreements

(a)           Transfer and Assumption. As of the Effective Date, the Transferor hereby irrevocably assigns, transfers and conveys to the Transferee, and the Transferee hereby accepts and assumes from the Transferor, (i) all of the Transferor's rights, title and interest in and to the Reinsurance Agreements, and (ii) all of the Transferor's duties, obligations and liabilities under the Reinsurance Agreements (whether existing now or arising hereafter with respect to periods on, before or after the Effective Date) (the "Transfer").

(b)           Novation. The parties hereto acknowledge and agree that the assignment and transfer of the Reinsurance Agreements from the Transferor to the Transferee hereunder constitutes a novation, effective as of the Effective Date, of the Reinsurance Agreements, with the effect that the Transferee shall replace the Transferor under the Reinsurance Agreements in all respects as if the Transferee were the original party thereunder except as otherwise provided herein.

(c)           Consent and Release. The Consenting Party hereby consents to the assignment, transfer, assumption and novation of the Reinsurance Agreements contemplated herein and waives any rights that it may have under the Reinsurance Agreements that arise or are triggered as a result of such assignment, transfer, assumption and novation. The parties acknowledge and agree that the Transferor is hereby irrevocably released from all obligations, duties and liabilities under the Reinsurance Agreements (whether known or unknown and whether existing now or arising hereafter with respect to periods on, before or after the Effective Date) and shall have no further rights, duties, obligations or liabilities thereunder, it being understood that the Transferee is assuming all such rights, duties, obligations and liabilities pursuant to this Agreement. From and after the Effective Date, the Consenting Party shall not look to the Transferor and instead shall look only to the Transferee with respect to any rights it may have under the Reinsurance Agreements. The parties hereto acknowledge and agree that any failure on the part of the Transferee to perform under the Reinsurance Agreements shall not result in any liability to the Transferor. The Consenting Party agrees that, from and after the Effective Date, it shall perform any and all of its obligations and duties under the Reinsurance Agreements owing to the Transferor for the benefit of the Transferee and pay any amounts owing to the Transferor under the Reinsurance Agreements to the Transferee.

(d)           Release by Transferor. The Transferor hereby releases the Consenting Party from all obligations, duties and liabilities under the Reinsurance Agreements, whether known or unknown, and whether existing now or arising hereafter with respect to periods on, before, or after the Effective Date.

(e)          Continuing Effect of Reinsurance Agreements. Notwithstanding the assignment, transfer, assumption and novation effected hereunder, the Reinsurance Agreements shall remain in full force and effect, and except as specifically set forth herein, nothing contained herein shall be interpreted in any way to supersede, modify, replace, amend, change, rescind, waive or otherwise affect any provision of the Reinsurance Agreements; it being understood that the Consenting Party and the Transferee may subsequently amend the Reinsurance Agreements.

2.              Beneficiaries. The rights, duties and obligations of this Agreement shall be binding upon and inure to the benefit of any and all successors, assigns, liquidators, rehabilitators, receivers, or trustees of the parties hereto.

3.              Further Actions. The parties hereto agree that, from time to time after the execution and delivery hereof, each will, upon the reasonable request of any of the other parties, take all such actions and execute and deliver all such documents, certificates, instruments and conveyances which may be commercially reasonably necessary or desirable to carry out and give effect to the assignment, transfer and novation contemplated hereunder.

4.              Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the state specified in the Reinsurance Agreements without giving effect to any conflicts of law principles of such jurisdiction that might refer the governance, construction or interpretation of this Agreement to the laws of another jurisdiction.

5.              Headings; Context. The headings of the sections contained in this Agreement are for convenience of reference only and do not form a part and in no way modify, interpret or construe the meaning of this Agreement.

6.	Counterparts. This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the others.

7.              Entire Agreement and Amendment. This Agreement and the Reinsurance Agreements (as amended hereby) contain the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

8.              Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were amended to the minimum extent necessary to render it valid and fully enforceable under applicable law.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment, Transfer and Novation Agreement to be executed and delivered by their respective officers thereunto duly authorized as of this 19th day of November, 2012.

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

/S/ [*]

TRANSAMERICA LIFE INSURANCE COMPANY

/S/ [*]

SCOR GLOBAL LIFE AMERICAS REINSURANCE COMPANY

/S/ [*]

AMERITAS LIFE INSURANCE CORPORATION

/S/ [*]

Novation to Reinsurance Agreement

WHEREAS, Ameritas Variable Life Insurance Company ("AVLIC") and Transamerica Occidental Life Insurance Company ("Reinsurer"), are parties to a reinsurance agreement ("Reinsurance Agreement"), whereby Reinsurer reinsures AVLIC in accordance with the terms of the Reinsurance Agreement, which is identified on Exhibit "A", attached hereto and incorporated herein and

WHEREAS, AVLIC is merging into its parent, Ameritas Life Insurance Corp. ("Ameritas") with Ameritas as the surviving company and with the closing of the merger (the "Merger") scheduled to occur after the close of business on April 30, 2007;

It i:s therefore agreed:

Substitution of Party - The Reinsurance Agreement is amended to provide for Ameritas to act as the reinsured party in substitution of AVLIC.

2.	Performance of Duties, Assumption of Rights - Ameritas hereby assumes and agrees to perform the duties previously performed by AVLIC under the Reinsurance Agreement and hereby assumes the rights previously held by AVLIC under the Transamerica Occidental Life Insurance Company hereby accepts Ameritas' agreement and assumption of such duties and rights and accepts the substitution of Ameritas for AVLIC under the Reinsurance Agreement.

3.	Effective Date - This Novation shall take effect as of the actual closing date of the Merger, and such effectiveness is conditioned upon the closing of the Merger. Ameritas will notify the other parties hereto of any change in the scheduled closing date and of the actual closing date.

In witness whereof the parties have signed this instrument. Executed this 9th day of April, 2007.

AMERITAS VARIABLE LIFE INSURANCE COMPANY

/S/ [*]

AMERITAS LIFE INSURANCE CORP.

/S/ [*]

Amendment

No. 5

This Amendment, 200006.8.6, made by and between Ameritas Life Insurance Corporation ("Ceding Company") and SCOR Global Life Americas Reinsurance Company ("Reinsurer") revises and becomes part of the YRT Agreement No. 200006.8, formerly 0645-16 ("Agreement"), effective June 1, 2000, as follows:

The parties' purpose in this Amendment is to correct the effective date of the Viva VUL (4024) plan.

NOW, THEREFORE, for good and valid consideration, the sufficiency of which the parties acknowledge, the parties agree as follows:

1.	Effective January 1, 2003, Schedule A is hereby added to the Agreement.

This Amendment does not alter, amend or modify the Agreement other than as set forth in this Amendment, and it is subject otherwise to all the terms and conditions of the Agreement together with all amendments and supplements thereto.

AMERITAS LIFE INSURANCE CORPORATION

/S/ [*]

SCOR GLOBAL LIFE AMERICAS REISURANCE COMPANY

/S/ [*]

Amendment

No. 4

This Amendment, made by and between Ameritas Life Insurance Corporation ("Ceding Company") and Transamerica Life Insurance Company ("Reinsurer") revises and becomes part of the YRT Agreement No. 0645-16 (formerly 0646-02)("Agreement"), effective June 1, 2000, as follows:

1.	Effective June 1, 2000, Schedule A is hereby replaced in its entirety with the attached Schedule A, which accurately reflects the Reinsurer's Share.

2.	Effective May 1, 2001, Schedule A is hereby replaced in its entirety with the attached Schedule A, which accurately reflects the Reinsurer's Share, and which shall supersede Schedule A as revised by Amendment No. l, effective May 1, 2001.

3.	Effective September I, 200I, Schedule A is hereby replaced in its entirety with the attached Schedule A, which accurately reflects the Reinsurer's Share, and which shall supersede Schedule A as revised by Amendment No. I, effective September 1, 2001.

4.	Effective January 19, 2005, Schedule A is hereby replaced in its entirety with the attached Schedule A, which accurately reflects the Reinsurer's Share, and which shall supersede Schedule A as revised by Amendment No. 2, effective January 19, 2005.

This Amendment does not alter, amend or modify the Agreement other than as set forth in this Amendment, and it is subject otherwise to all the terms and conditions of the Agreement together with all amendments and supplements thereto.

AMERITAS LIFE INSURANCE CORPORATION

/S/ [*]

TRANSAMERICA LIFE INSURANCE COMPANY

/S/ [*]

Amendment

No. 3

This Amendment, effective June 1, 2000, between Ameritas Variable Life Insurance Company, referred to as the Ceding Company and Transamerica Occidental Life Insurance Company, referred to as the Reinsurer, is attached and becomes a part of the Reinsurance Agreement (No. 0646-02) dated June 1, 2000.

1.	Schedule B is replaced by the attached Schedule B.

This Amendment does not alter, amend or modify the Reinsurance Agreement other than as set forth in this Amendment, and it is subject otherwise to all the terms and conditions of the Reinsurance Agreement together with all amendments and supplements thereto.

AMERITAS VARIABLE LIFE INSURANCE COMPANY

/S/ [*]

TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

/S/ [*]

Amendment

No. 2

This Amendment, between Ameritas Variable Life Insurance Company, referred to as the Ceding Company and Transamerica Occidental Life Insurance Company, referred to as the Reinsurer, is attached and becomes a part of the Reinsurance Agreement (No. 0646-02) dated June 1, 2000.

Effective January 19, 2005:

1.	Schedule A is replaced by the attached Schedule A.

2.	Exhibit I is replaced by the attached Exhibit I.

Effective July 1, 2005:

1.	Exhibit I is replaced by the attached Exhibit I.

Effective December 31, 2005:

1.	The Reinsurer and the Reinsured hereby agree that this Agreement is terminated for new business.

2.	After termination, the Reinsurer and the Reinsured shall remain liable for all automatic reinsurance which becomes effective prior to termination of this Agreement and also for all facultative reinsurance approved by us based upon applications the Reinsurer received prior to termination of this Agreement.

This Amendment does not alter, amend or modify the Reinsurance Agreement other than as set forth in this Amendment, and it is subject otherwise to all the terms and conditions of the Reinsurance Agreement together with all amendments and supplements thereto.

AMERITAS VARIABLE LIFE INSURANCE COMPANY

/S/ [*]

TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

/S/ [*]

Amendment

No.1

This Amendment, between Ameritas Variable Life Insurance Company, referred to as the Ceding Company and Transamerica Occidental Life Insurance Company, referred to as the Reinsurer, is attached and becomes a part of the Reinsurance Agreement (No. 0646-02) dated June 1, 2000.

Effective May 1, 2001:

1.	Schedule A is replaced by the attached Schedule A.

2.	Exhibit I is replaced by the attached Exhibit I.

Effective June 1, 2001:

3.    Exhibit I is replaced by the attached Exhibit I.

Effective September 1, 2001:

4.  Schedule A is replaced by the attached Schedule A.

5.    Exhibit I is replaced by the attached Exhibit L

This Amendment does not alter, amend or modify the Reinsurance Agreement other than as set forth in this Amendment, and it is subject otherwise to all the terms and conditions of the Reinsurance Agreement together with all amendments and supplements thereto.

AMERITAS VARIABLE LIFE INSURANCE COMPANY

/S/ [*]

TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

/S/ [*]

YRT AGREEMENT

No. 0646-2

Between

Ameritas Variable Life Insurance Company of Lincoln, Nebraska

(Ceding Company)

And

Transamerica Occidental Life Insurance Company of Los Angeles, California

(Reinsurer)

Effective June 1, 2000

Table of Contents

Articles

1	Preamble
2	Basis of Reinsurance
3	Automatic Reinsurance
4	Procedures for Facultative Reinsurance
5	Liability
6	Notification and Reporting of Reinsurance
7	Plans of Insurance
8	Reinsurance Premiums
9	Premium Accounting
10	Reinstatement
11	Reductions, Terminations and Changes
12	Claims
13	Extra Contractual Damages
14	Increase in Retention and Recapture

15	Insolvency
16	Arbitration
17	DAC Tax
18	Entire Agreement
19	Service of Suit
20	General Provisions
21	Commencement and Termination

Schedules

A	Specifications
B	Limits
C	Exceptions
D	Definitions

Exhibit

I    Reinsurance Premiums

II YRT Premiums

III  Reports

Article 1

Preamble

1.01	This Agreement is made and entered into by and between Ameritas Variable Life Insurance Company (hereinafter referred to as the "Ceding Company") and Transamerica Occidental Life Insurance Company (hereinafter referred to as the "Reinsurer" ).

1.02      The Ceding Company and the Reinsurer mutually agree to reinsure on the terms and conditions stated herein. This Agreement is an indemnity reinsurance agreement and the performance of the obligations of each party under this Agreement shall be rendered solely to the other party.

Article 2

Basis of Reinsurance

2.01	Basis. Reinsurance under this Agreement must be life insurance as described in Schedule A.

2.02        Automatic Reinsurance. The Ceding Company shall cede and the Reinsurer shall automatically reinsure policies issued under the plans of insurance described in Schedule A subject to the requirements described in Article 3.

2.03	Facultative Reinsurance. The Ceding Company may submit to the Reinsurer any coverage described in Schedule A for facultative review subject to the procedures described in Article 4.

2.04	Initial Minimum. The initial minimum amount of life reinsurance on any individual policy must be greater than or equal to the amount stated in Schedule A.

2.05        Subsequent Minimum. If the subsequent amount of life reinsurance net amount at risk falls below the minimum amount stated in Schedule A on any policy, as of that date all of the life reinsurance on that policy shall terminate.

2.06        Issuance of Business. In no event shall the Reinsurer be liable for reinsurance unless the issuance of the insurance by the Ceding Company constituted the transacting of business in a jurisdiction in which the Ceding Company is properly licensed.

Article 3

Automatic Reinsurance

3.01	Requirements.

a)	The individual risk must be a permanent resident of the United States or its territories.

b)	The individual risk must be underwritten by the Ceding Company according to its standard underwriting practices and guidelines. Any risk falling into the category of special underwriting programs shall be excluded from this Agreement. Any proposed changes to the Ceding Company's standard underwriting practices or guidelines shall be submitted to the Reinsurer for written approval prior to implementation.

c)	Any risk offered on a facultative basis by the Ceding Company to the Reinsurer or any other company shall not qualify for automatic reinsurance.

d)	The issue age on any risk must not exceed the limit stated in Schedule A.

e)	The mortality rating on each individual risk must not exceed the limite stated in Schedule A

f)	The maximum amount of insurance issued and applied for in all companies on each risk (without deductions for replacements) must not exceed the jumbo limits as stated in Schedule B.

g)	The maximum amounts of insurance to be reinsured on a life must not exceed the automatic binding limits as stated in Schedule B.

h)	On each life, the Ceding Company must retain [*]% of the risk for the plans of insurance listed in Schedule A, up to its retention limit as stated in Schedule B. If, because of previous retention on ocher plans, retaining [*]% of the risk on these plans will exceed the Ceding Company's retention limit, then the Ceding Company may retain less than [*]% of the risk on these plans.

Article 4

Procedures for Facultative Reinsurance

4.01	Submission. The Ceding Company may submit for facultative evaluation any coverage applied for under a plan of insurance described in Schedule A that does not qualify for Automatic Reinsurance, or that the Ceding Company prefers to submit on a facultative basis.

4.02	Coverage. An application for facultative reinsurance may include life insurance with disability waiver of premium.

4.03        Underwriting Documentation and Acceptance. Copies of all underwriting documentation relating to the insurability of the individual risk submitted for facultative reinsurance must be sent to the Reinsurer. After the Reinsurer has examined the underwriting documentation sent, it will promptly notify the Ceding Company of its final underwriting acceptance or its underwriting offer subject to additional requirements. The Reinsurer's final underwriting acceptance on the individual risk will automatically terminate when the first of the following situations occurs:

a)	The date the Reinsurer receives notice from the Ceding Company of the withdrawal of the Ceding Company's application, or

b)	One hundred and twenty (120) days after the Reinsurer made its acceptance or

c)	The date specified in the Reinsurer's approval to extend its acceptance.

Article 5

Liability

5.01     Automatic Reinsurance. The Reinsurer's liability for automatic reinsurance shall begin simultaneously with the Ceding Company's liability.

5.02	Conditional Receipt. The Reinsurer shall be liable for benefits paid under the Ceding Company's conditional receipt, temporary insurance or other pre-issue benefit or liability provided the requirements for automatic reinsurance, as stated in Article 3 of this Agreement, are met.

5.03         Facultative Reinsurance. The Reinsurer's liability for facultative reinsurance on the individual risk shall begin simultaneously with the Ceding Company's liability once the Reinsurer has accepted in writing the application for facultative reinsurance and the Ceding Company has accepted the Reinsurer's offer.

5.04	Termination. The Reinsurer's liability for reinsurance on the individual risk shall terminate when the Ceding Company's liability terminates.

5.05	Liability of Reinsurer. The Reinsurer shall be liable to the Ceding Company in the same manner as the Ceding Company is liable on the particular policy form(s) reinsured under this Agreement to the extent such terms and conditions are not contrary to the terms and conditions of this Agreement.

5.06	Receipt of Premium. The initial and subsequent reinsurance premiums must be received by the Reinsurer as stated in Article 9 in order to maintain the Reinsurer's liability on each individual risk.

Article 6

Notification and Reporting of Reinsurance

6.01        Notification. The Ceding Company shall notify the Reinsurer of all cessions in a format or structure that would include the data described in Exhibit III. The Ceding Company shall also notify the Reinsurer of any increase, reduction or change in existing reinsurance in the manner described in Exhibit III.

6.02        Electronic Reporting. If possible, the Ceding Company shall utilize electronic media for reporting purposes and shall consult with the Reinsurer to determine an appropriate format. Any subsequent changes to the reporting format shall be approved by the Reinsurer prior to implementation.

Article 7

Plans of Insurance

7.01	Life Reinsurance. (Level retention) - Life reinsurance shall be on the yearly renewable term basis for the net amount ac risk as described below:

a)	Level Term Plans (twenty years or less) - The Reinsurer's net amount at risk shall be the reinsurance face amount.

b)	Decreasing Term Plans - The Reinsurer's net amount at risk shall be determined in accordance with the Ceding Company's table of reducing amount or commuted values for each policy year applied to the initial amount of insurance involved, less the Ceding Company's retention.

c)	Level Term Plans (more than twenty years) or Permanent Plans - The Reinsurer's net amount at risk shall be the difference between the insurance face amount and the cash value or terminal reserve of the life insurance, less the Ceding Company's retention. The cash value shall be based on the cash value of the corresponding life insurance and shall be rounded to the nearest dollar amount.

d)  Universal Life plans - The Reinsurer's net amount at risk shall be the insurance death benefit less the account value less the Ceding Company's retention.

e)  The methods of calculating the net amount at risk described above may not be appropriate because of special options, structure of tables of amounts, rate of accumulation of cash surrender values and provisions guaranteeing an increase in the face amount under a given plan of insurance. Under these circumstances, the method for calculating the net amount at risk shall be submitted by the Ceding Company and must be agreed to by the Reinsurer.

7.02    Waiver of Premium Benefits. Waiver of Premium Benefits reinsurance shall be on the coinsurance basis.

7.03       Statutory Reserves. The Reinsurer will hold reserves on a [*].

Article 8

Reinsurance Premiums

8.01        Reinsurance Premiums. The Ceding Company shall pay the reinsurance premium for each ceded risk to the Reinsurer on the basis described in Exhibit I, regardless of the method in which the Ceding Company receives premiums from its insureds.

8.02	Discounts. The reinsurance premium payable to the Reinsurer shall be calculated on the basis of the premium rates in Exhibit II less the discounts shown in Exhibit I.

8.03      Guaranteed Rate. The life reinsurance rates described in 8.02 above are guaranteed for [*]. However, the Reinsurer anticipates continuing to accept reinsurance premiums on the basis of the rates shown in Exhibit II. If the Reinsurer deems it necessary to increase rates, such increased rates cannot be higher than the valuation net premiums for yearly renewable term insurance calculated using the minimum statutory mortality rates and maximum statutory interest rate for each year of issue.

8.04        Premium Increase on Inforce Business. In the event that the Reinsurer should increase the premium rates on inforce business, based on some material change in experience, the inforce business to which the increased rates are applicable may be captured immediately by the Ceding Company.

8.05        Increase in Mortality Charge. The Ceding Company shall notify the Reinsurer of any increase in the mortality charge for the underlying insurance within thirty (30) days of such increase. The Reinsurer shall then have the right to revise the reinsurance premiums based on such increase.

8.06	Premium Tax. The Reinsurer shall not reimburse the Ceding Company for any premium taxes.

Article 9

Premium Accounting

9.01	Payment of Reinsurance Premiums and Interest Penalties by the Ceding Company.

a)  The reinsurance premiums shall be paid to the Reinsurer on the basis stated in Exhibit I.

b)	Within twenty-five (25) days after the close of each month, the Ceding Company shall send the Reinsurer a copy of a statement that references this Agreement and lists first year and renewal reinsurance premiums, expense allowances, benefits, statutory reserves and other data mutually agreed upon by both parties as described in Exhibit Ill.

c)	If the net reinsurance premium balance is payable to theReinsurer, the Ceding Company must include this payment with the statement. If the net reinsurance premium balance is not received by the Reinsurer within thirty (30) days after the close of the month, the reinsurance premiums for all of the reinsurance risks listed on the statement will be delinquent.

d)	When reinsurance premiums due the Reinsurer are deemed delinquent, as defined in Section 9.01 c) above, a compound interest penalty may be assessed each month the premiums remain delinquent. Interest shall be calculated from the day following the date the premiums are due and payable to the day such premium payment is mailed or the last day of the accounting period, whichever comes first, regardless of holidays and weekends. The rate of interest charged each month shall be the lesser of (i) [*] or (ii) the maximum rate allowed by law in the State of Nebraska. Premiums and interest penalties that remain unpaid shall be carried forward into the next month's interest penalty calculation.

9.02	Termination Because of Non-Payment of Premium.

a)	When reinsurance premiums are delinquent, the Reinsurer has the right to terminate the reinsurance risks on the statement by giving the Ceding Company thirty (30) days written notice. As of the close of this thirty-day period, all of the Reinsurer's liability shall terminate for:

i)	The risks described in the preceding sentence and

ii)	The risks where the reinsurance premiums became delinquent during the thirty-day period.

b)	Regardless of these terminations, the Ceding Company shall continue to be liable to the Reinsurer for all unpaid reinsurance premiums earned by the Reinsurer.

9.03        Reinstatement of a Delinquent Statement. The Ceding Company may reinstate the terminated risks within sixty (60) days after the effective date of termination by paying the unpaid reinsurance premiums, including the interest penalty as defined above, for the risks in force prior to the termination. However, the Reinsurer shall not be liable for any claim incurred between the date of termination and reinstatement. The effective date of reinstatement shall be the day the Reinsurer receives the required back premiums and any assessed interest.

9.04        Payment of Reinsurance Premium Balance by the Reinsurer. If the net reinsurance premium balance is payable to the Ceding Company, the Reinsurer must remit payment to the Ceding Company within thirty (30) days after receiving the statement.

9.05	In Force List. Within sixty (60) days after the close of the calendar year, the Ceding Company shall send the Reinsurer an in force listing of all policies reinsured under this Agreement. Such listing shall include the data specified in Exhibit III.

Article 10

Reinstatement

10.01	Lapses. If insurance lapses for nonpayment of premium and is reinstated under the terms of the particular policy and the Ceding Company's usual reinstatement practices and procedures, the reinsurance shall be reinstated by the Reinsurer as of the date of reinstatement. The Ceding Company must pay the Reinsurer all back reinsurance premiums and interest in the same manner as the Ceding Company received insurance premiums and interest under the particular policy.

10.02	Reinstatement. On a particular policy ceded to the Reinsurer on an automatic basis, reinstatement of reinsurance shall be automatic. On a particular policy ceded to the Reinsurer on a facultative basis, reinstatement of reinsurance shall require written approval of the Reinsurer in the event that the policy was not reinstated within the time limit mandated by the policy.

Article 11

Reductions, Terminations and Changes

11.01	Replacement or Change. If there is a contractual or non-contractual replacement or change in a particular policy reinsured under this Agreement, including, but not limited to, conversions or exchanges where full underwriting evidence according to the Ceding Company's regular underwriting rules is not required or plans of internal replacement where full underwriting evidence is required, the policy shall continue to be reinsured by the Reinsurer under this Agreement provided it meets the initial minimum amount stated in Schedule A. Future premiums shall be calculated on a point-in-scale basis using the applicable YRT rates in the Agreement.

11.02	Early Recapture. If at the time of a contractual or non-contractual replacement or change as described in 11.01 above, the Ceding Company elects not to continue to reinsure a particular policy with the Reinsurer, the Ceding Company must pay the Reinsurer an early recapture charge which shall be a mutually acceptable reasonable actuarial representation of the Reinsurer's unamortized acquisition expenses.

11.03	Increase in Face Amount. If the face amount of a particular policy reinsured under this Agreement increases and

a)	The increase is subject to new underwriting evidence and

i)	The original policy was reinsured automatically, the provisions of Article 3 shall apply to the increase in reinsurance.

ii)	The original policy was reinsured facultatively, the provisions of Article 4 shall apply to the increase in reinsurance.

b)	The increase is not subject to new underwriting evidence, the Reinsurer shall accept automatically the increase in reinsurance but not to exceed the automatic binding limits as stated in Schedule A.

11.04	Procedure for Increase or Reduction in Face Amount. If the face amount of a particular policy reinsured under this Agreement is increased or reduced, the reinsurance shall first be increased or reduced proportionally on the quota share portion for the particular policy involved and any excess portion reinsured shall then be appropriately increased or reduced.

11.05     Reduction or Termination of Retained Amount. If any portion of the total face amount of a particular policy retained by the Ceding Company reduces or terminates, any excess reinsurance under this Agreement based on the same life shall also be reduced or terminated. The Ceding Company shall reduce its excess reinsurance by applying the maximum retention limits that were in effect at the time the policy was issued. The Ceding Company shall not be required to retain an amount in excess of its maximum retention limit for the age, mortality rating and risk classification at the time of issue for any policy on which reinsurance is being reduced.

11.06	Procedure for Reduction or Termination of Retained Amount. The Ceding Company must first reduce the excess reinsurance of the particular policy that has the same mortality rating as the terminated insurance. If further reduction is required, the excess reinsurance to be terminated or reduced shall be effected in the inverse order in which the particular policy was first reinsured.

11.07     More Than One Reinsurer. If the reinsurance of a particular policy is shared by more than one reinsurer, the Reinsurer's percentage of the increased or reduced reinsurance shall be the same as its initial percentage of reinsurance of the policy.

11.08	Termination. If a particular policy reinsured under this Agreement is terminated, the reinsurance for the policy shall be terminated on the effective date of termination.

11.09	Facultative Change. On facultative reinsurance, if the Ceding Company wishes to reduce the mortality rating on a particular policy, this reduction shall be subject to the facultative provisions of this Agreement.

11.10	Refund. The Reinsurer shall refund to the Ceding Company all unearned reinsurance premiums, less applicable allowances but excluding policy fees, arising from reductions, terminations and changes as described in this Article.

11.11	Extended Term or Reduced Paid-Up. If applicable, changes as a result of extended term or reduced paid-up shall be handled the same as reductions as described above.

Article 12

Claims

12.01	Notification. The Ceding Company shall promptly notify the Reinsurer in writing whenever the Ceding Company has received notice of a claim where reinsurance under this Agreement is involved. If a survivor life plan is involved, the Ceding Company shall notify the Reinsurer of each death as soon as possible after it has occurred.

12.02	Liability. The Reinsurer's liability for the insurance benefits reinsured under this Agreement shall be subject to the same terms and conditions of the particular policy under which the Ceding Company is liable.

12.03    Incontestable Period. If a claim is made within the incontestable period, the Reinsurer shall accept the decision of the Ceding Company on the payment of a claim.

12.04	Contestable Period and Lead Reinsurer. A contestable claim may be handled by the Lead Reinsurer based on the face amount of the policy. If a claim is made within the contestable period, as defined in the particular policy, and the face amount of the claim is:

a)	$[*] or less, the Ceding Company shall submit the claim for review by the Lead Reinsurer stated in Schedule A. The Lead Reinsurer shall then review the claim and its approval of the claim shall be accepted by the other Reinsurers participating in the pool. If the Lead Reinsurer's decision is to rescind the policy or pay a reduced benefit, the Ceding Company shall secure the approval of each of the Reinsurers participating in the pool.

b)	Greater than $[*], all the Reinsurers participating in the pool will be involved in the review of the claim and will receive copies of all documents. Each Reinsurer will be consulted prior to the payment of the claim.

12.05	Payment. The Ceding Company shall provide the Reinsurer with proper claim papers and proofs when requesting payment. The Reinsurer shall pay its share of each claim in a lump sum without regard to the form of claim settlement by the Ceding Company.

12.06	Interest. If the Ceding Company is obliged by applicable state law or court order to pay interest from a specified date, such as the date of death of an insured, on a particular policy, the Reinsurer shall pay its share of the claim at the same rate and for the same period as that which the Ceding Company is required, excluding extra-contractual obligations.

12.07	Contest. Compromise or Litigation. The Ceding Company shall promptly notify the Reinsurer in writing of the Ceding Company's intention to contest, compromise or litigate a claim. The Ceding Company shall provide the Reinsurer with all papers and the Reinsurer shall have an opportunity to review the papers. Within fifteen (15) working days after receipt of all the necessary papers, the Reinsurer shall have the following options:

a)   Decline to participate in the contest, compromise or litigation of the claim. The Reinsurer shall thereafter discharge its liability with respect to any contested, compromised or litigated claim by paying to the Ceding Company the Reinsurer's proportionate share of the claim as if there had been no controversy. Upon such discharge, the Reinsurer shall not be liable for any portion of any "routine expenses" or "non-routine expenses," as defined in Section 12.08 below, incurred with respect to such claim, nor shall the Reinsurer share in any reduced settlement.

b)   After consultation with the Ceding Company, the Reinsurer agrees to pay its share based on the results of the contest, compromise or litigation (agreement to be communicated by the Reinsurer to the Ceding Company in writing). The Reinsurer will pay its share of all "routine expenses" and "non-routine expenses," as defined in Section 12.08 below, of the contest, compromise or litigation .

12.08	Routine/Non-Routine Expenses. For the purpose of this Article, the term "routine expenses" shall mean fees, charges, costs and expenses of retained legal and investigative personnel, excluding employees, that are incurred in rescinding a policy, contesting a policy or litigating a claim. The term "non-routine expenses" of the contest shall mean any penalties, attorney's fees and interest imposed automatically by statute against the Ceding Company which arise solely out of any judgment rendered against the Ceding Company in a suit for policy benefits. However, "non-routine expenses" shall not include extra-contractual damages. Notwithstanding the foregoing definitions, the Reinsurer shall not be liable for any office expenses or salaries or expenses of employees of the Ceding Company, or of any subsidiary or affiliate of the Ceding Company, incurred in connection with the administration of the business reinsured pursuant to this Agreement or the disposition of a claim, loss or legal proceeding (including investigation, negotiation, legal expenses and court costs).

12.09	Misstatement of Age or Sex. If the amount of insurance provided by any policy or policies reinsured hereunder is increased or reduced because of a misstatement of age or sex that is established after the death of the insured, the Reinsurer shall share in the increase or reduction in the proportion that the net liability of the Reinsurer bears to the total of the net liability of the Ceding Company and the net liability of all reinsurers, including the Reinsurer, immediately prior to such increase or reduction. The reinsurance shall be restructured from commencement on the basis of the adjusted amount using premiums and reserves for the correct age or sex. The adjustment for the difference in reinsurance premiums and any associated commissions or allowances, dividends, policy value or reserves shall be made without interest.

12.10       Waiver of Premium. In the case of a disability waiver of premium claim, the Reinsurer shall reimburse the Ceding Company for its proportionate share of the Ceding Company's annual liability actually waived. The Ceding Company shall continue to pay the Reinsurer the reinsurance premiums on the policy.

Article 13

Extra-Contractual Damages

13.01     Definitions. For purposes of this Article, the following are definitions of elements of extra-contractual damages:

a)	"Punitive Damages" are those damages awarded as a penalty, the amount of which is not governed or fixed by statute;

b)	"Statutory Damages” are those amounts awarded as a penalty, but are fixed in amount by statute;

c)	"Compensatory Damages" are those amounts awarded to compensate for actual damages sustained and are not awarded as a penalty or fixed in amount by statute.

13.02	Extra-Contractual Damages. Extra-contractual damages are defined as punitive, statutory or compensatory damages due to the Ceding Company's negligence, oppression, malice, fault, wrongdoing or bad faith in connection with an award against the Ceding Company in excess of the limits of the policy reinsured as a result of, but not limited to, an act, omission or course of conduct committed solely by the Ceding Company in connection with the benefits payable under a particular policy reinsured under this Agreement.

13.03	Exception. Except as provided in Section 13.04 below, the Reinsurer shall not be liable for any extra-contractual damages.

13.04	Assessment of Damages. The Reinsurer recognizes that circumstances may arise under which the Reinsurer, in equity, should share, to the extent permitted by law, in paying certain assessed damages. The Reinsurer may be liable for any punitive, statutory or compensatory damages awarded or assessed against the Ceding Company if the Reinsurer elected to join in the contest, litigation or denial of the claim, in writing, and actively directed, participated in, consented to or ratified the act, error, omission or course of conduct of the Ceding Company that ultimately resulted in the award or assessment of punitive, statutory or compensatory damages. The extent of such sharing is dependent on the good faith assessment of culpability in each case, but all factors being equal, the division of such assessment would be in proportion to what impact the Reinsurer's opinion had on such damages.

13.05	Legal Fees. If the Reinsurer has liability for damages as stated in Section 13.04 above, the Reinsurer shall reimburse the Ceding Company for its share of reasonable legal fees incurred in defense of punitive, statutory or compensatory damages.

Article 14

Increase in Retention and Recapture

14.01	The reinsurance under this Agreement shall be maintained in force without reduction except as specifically provided for in this Agreement.

14.02	The Ceding Company may increase its retention limit on new business being issued at any time by giving written notice to the Reinsurer of the new retention limit and the effective date of such increase.

14.03	The Ceding Company shall have the option of recapturing the reinsurance under this Agreement in the event the Ceding Company increases its retention limit. The Ceding Company may exercise its option to recapture by giving written notice to the Reinsurer within [*] days after the effective date of the retention limit increase. If the recapture option is not exercised within [*] days after the effective date of the retention limit increase, the Ceding Company may choose to recapture not later than [*] after the date the retention limit increases.

14.04       If the Ceding Company exercises its option to recapture, then the following rules apply:

a)	The Ceding Company shall reduce all eligible excess reinsurance on each individual risk on which it retained its retention limit for the age and mortality rating that was in effect at the time the excess reinsurance was ceded.

b)	The Ceding Company shall increase its total amount of insurance on the individual risk up to its new retention limit by reducing the amount of excess reinsurance. If an individual risk is shared by more than one reinsurer, the Reinsurer's percentage of the reduced excess reinsurance shall be the same as the Reinsurer's initial percentage of the excess reinsurance on the individual risk.

c)	No reduction of excess reinsurance due to recapture shall occur until the later of the following dates:

i)	The policy anniversary date immediately following the effective date the recapture program begins and

ii)	The number of years stated in Schedule A starting with the original "policy date."

14.05	Reinsurance shall not be eligible for recapture on an individual risk if (a) the Ceding Company retained less than its retention limit for the age and mortality rating in effect at the time the reinsurance was ceded to the Reinsurer, or if (b) the Ceding Company did not retain any of the individual risk.

14.06     In the event the Ceding Company overlooks any reduction in the amount of reinsurance on a particular policy because of an increase in the Ceding Company's retention limit, the acceptance by the Reinsurer of reinsurance premiums under these circumstances shall not constitute a liability on the part of the Reinsurer for such reinsurance. The Reinsurer shall be liable only for a refund of premiums.

14.07	If there is a Waiver of Premium claim in effect when recapture takes place, the Waiver of Premium claim shall continue in effect until the Waiver of Premium claim terminates. The Reinsurer shall not be liable for any other benefits, including the basic life risks that are eligible for recapture. All such eligible benefits shall be recaptured as if there were no Waiver of Premium claim.

14.08	If there is an extension of that Waiver of Premium claim under the terms of the Ceding Company's policy, the Reinsurer shall pay its share of the Waiver of Premium claim, provided the Ceding Company continues to pay to the Reinsurer all Waiver of Premium reinsurance premiums for the period from the date of recapture.

Article 15

Insolvency

15.01     In the event of the Ceding Company's insolvency and the appointment of a conservator, liquidator, or statutory successor, the portion of any risk or obligation assumed by the Reinsurer shall be payable to the conservator, liquidator, or statutory successor on the basis of claims allowed against the Ceding Company by any court of competent jurisdiction or by any conservator, liquidator, or statutory successor of the company having authority to allow such claims, without diminution because of that insolvency, or because the conservator, liquidator, or statutory successor has failed to pay all or a portion of any claims. Payments by the Reinsurer as set forth in this Section shall be made directly to the Ceding Company or to its conservator, liquidator, or statutory successor, except where the contract of insurance or reinsurance specifically provides another payee of such reinsurance in the event of the Ceding Company's insolvency.

15.02     In the event of the Ceding Company's insolvency, the conservator, liquidator, or statutory successor shall give written notice of the pendency of a claim against the Ceding Company on any policies reinsured within a reasonable time after such claim is filed. The Reinsurer may interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its conservator, liquidator, or statutory successor.

15.03	The expenses incurred by the Reinsurer shall be chargeable, subject to court approval, against the Ceding Company as part of the expense of conservation or liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company in conservation or liquidation, solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose a defense or defenses to this claim, the expense shall be shared as though such expense had been incurred by the Ceding Company.

15.04	If the Reinsurer is judged insolvent, amounts due the Reinsurer will be paid directly to the Reinsurer's liquidator, receiver or statutory successor without diminution because of the Reinsurer's insolvency.

Article 16

Arbitration

16.01	As a condition precedent to any right of action hereunder, any dispute or difference between the Ceding Company and the Reinsurer relating to the interpretation or performance of this Agreement, including its formation or validity, or any transaction under this Agreement, whether arising before or after termination, shall be submitted to arbitration. Arbitration shall be the method of dispute resolution, regardless of the insolvency of either party, unless the conservator, receiver, liquidator or statutory successor is specifically exempted from arbitration proceeding by applicable state law of the insolvency.

16.02	Arbitration shall be initiated by the delivery of written notice of demand for arbitration by one party to another. Such written notice shall contain a brief statement of the issue(s), the failure on behalf of the parties to reach amicable agreement and the date of demand for arbitration.

16.03    The arbitrators and umpire shall be present or former disinterested officers of life reinsurance or insurance companies other than the two parties to the Agreement or any company owned by, or affiliated with, either party. Each party shall appoint an individual as arbitrator and the two so appointed shall then appoint the umpire. If either party refuses or neglects to appoint an arbitrator within thirty (30) days, the other party may appoint the second arbitrator. If the two arbitrators do not agree on an umpire within sixty (60) days of the appointment of the second appointed arbitrator, each of the two arbitrators shall nominate three individuals. Each arbitrator shall then decline two of the nominations presented by the other arbitrator. The umpire shall be chosen from the remaining two nominations by drawing lots.

16.04	The arbitration hearings shall be held in the city in which the Ceding Company's head office is located or any such other place as may be mutually agreed. Each party shall submit its case to the arbitrators and umpire within one hundred and eighty (180) days of the selection of the umpire or within such longer period as may be agreed.

16.05    The arbitration panel shall make its decision with regard to the custom and usage of the insurance and reinsurance business. The arbitration panel shall interpret this Agreement as an honorable engagement; they are relieved of all judicial formalities and may abstain from following strict rules of law. The arbitration panel shall be solely responsible for determining what shall be considered and what procedure they deem appropriate and necessary in the gathering of such facts or data to decide the dispute.

16.06   The decision in writing of the majority of the arbitration panel shall be final and binding upon the parties. Judgment may be entered upon the final decision of the arbitration panel in any court having jurisdiction.

16.07    The jointly incurred costs of the arbitration are to be borne equally by both parties. Jointly incurred costs are specifically defined as any costs that are not solely incurred by one of the parties (e.g., attorney's fees, expert witness fees, travel to the hearing site, etc.). Costs incurred solely by one of the parties shall be borne by that party. Once the panel has been selected, the panel shall agree on one billable rate for each of the arbitrators and umpire and that sole cost shall be disclosed to the parties and become payable as a jointly incurred cost as described above.

16.08   If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for the purposes of this Arbitration Article, provided however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability under the terms of the Agreement from several to joint.

Article 17

DACTax

Section 1.848-2(g)(8) Election

17.01	If applicable, both parties agree to the following pursuant to Section l.848-2(g)(8) of the Income Tax Regulations issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective for all subsequent taxable years for which this Agreement remains in effect.

17.02	The term "party" shall refer to either the Ceding Company or the Reinsurer as appropriate.

17.03	The terms used in this Article are defined by reference to Section 1.848-2 of the Income Tax Regulations in effect December 1992.

17.04    The party with the net positive consideration for this Agreement for each taxable year shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(l) of the Internal Revenue Code of 1986.

17.05	Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

17.06    The Ceding Company shall submit a schedule to the Reinsurer by April 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations shall be accompanied by a statement signed by one of the Ceding Company's officers stating that the Ceding Company shall report such net consideration in its tax return for the preceding calendar year.

17.07    The Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company in writing within thirty (30) days of the Reinsurer's receipt of the Ceding Company's calculation. If the Reinsurer does not so notify the Ceding Company, the Reinsurer shall report the net consideration as determined by the Ceding Company in the Reinsurer's tax return for the previous calendar year.

17.08	If the Reinsurer contests the Ceding Company's calculation of the net consideration, both parties shall act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the Reinsurer submits its alternative calculation. If both parties reach agreement on an amount of net consideration, each party shall report such amount in its respective tax returns for the previous calendar year.

Article 18

Entire Agreement

18.01 This Agreement supersedes any and all prior discussions and understandings between the parties and, upon its execution, constitutes the sole and entire Agreement with respect to the reinsurance provided hereunder. There are no understandings between the parties other than as expressed in this Agreement. Any change or modification to the Agreement shall be null and void unless effected by a writing subscribed by both the Ceding Company and the Reinsurer. Any waiver shall constitute a waiver only in the circumstances for which it was given and shall not be a waiver of any future circumstance.

Article 19

Service of Suit

19.01    It is agreed that in the event the obligations under this Agreement are not performed by the Reinsurer, at the request of the Ceding Company, the Reinsurer shall submit to the jurisdiction of any court of competent jurisdiction within the United States and shall comply with all the requirements necessary to give that court jurisdiction. All matters arising under this Agreement shall be determined in accordance with the law and practice of such court. Nothing in this clause constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. Service of process, in any such suit, may be made upon any then duly elected officer of the Reinsurer (agent for service of process) at 401 North Tryon Street, Suite 800, Charlotte, North Carolina 28202. The Reinsurer shall abide by the final decision of such court or of any appellate court in the event of an appeal, for any suit instituted against the Reinsurer under this Agreement.

19.02	The agent for service of process is authorized and directed to accept service of process on behalf of the Reinsurer in any such suit and/or upon the request of the Ceding Company, give a written undertaking to the Ceding Company that the agent will enter a general appearance on behalf of the Reinsurer in the event such a suit is instituted.

19.03	The Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance or his successor or successors in office, for the State of California, as its true and lawful agent for service of process (in addition to the above named agent), who may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Ceding Company or any beneficiary arising out of this Agreement, and hereby designates the above named as the person to whom the Ceding Company is authorized to mail such process or a true copy thereof.

Article 20

General Provisions

20.01     Inspection of Records. Either company, their respective employees or authorized representatives, may audit, inspect and examine, during regular business hours, at the home office of either company, any and all books, records, statements, correspondence, reports, trust accounts and their related documents or other documents that relate to the policies covered hereunder. The audited party agrees to provide a reasonable work space for such audit, inspection or examination and to cooperate fully and to faithfully disclose the existence of and produce any and all necessary and reasonable materials requested by such auditors, investigators, or examiners. The company performing a routine audit shall provide five (5) working days advance notice to the other party. The expense of the respective party's employee(s) or authorized representative(s) engaged in such activities will be borne solely by such party.

20.02     Representations and Warrants. The Ceding Company and the Reinsurer agree that all matters with respect to this Agreement require their utmost good faith. Each party represents and warrants to the other party that it is solvent on a statutory basis in all jurisdictions in which it does business or is licensed. Each party agrees to promptly notify the other party of any material change in its financial condition. The Reinsurer has entered into this Agreement in reliance upon the Ceding Company's representations and warranties. Each party affirms that it has and will continue to disclose all matters material to this Agreement and each cession. Examples of such matters are a material change in underwriting or issue practices or philosophy or a change in each party's ownership or control.

20.03     Assignment or Transfer. Neither this Agreement nor any reinsurance under this Agreement shall be sold, assigned or transferred by the Ceding Company without prior written consent of the Reinsurer. Such approval shall not unreasonably be withheld. If it is determined that such sale, assignment or transfer would result in a material adverse economic impact to the Reinsurer, and the Reinsurer so objects, this Agreement shall be terminated with respect to all policies reinsured under this Agreement. The Ceding Company and the Reinsurer agree to mutually calculate a termination charge that shall be paid by the Ceding Company to the Reinsurer upon the transfer. The provisions of this Section 20.03 are not intended to preclude the Reinsurer from retroceding the reinsurance on an indemnity basis.

20.04    Severability. If any term or provision under this Agreement shall be held or made invalid, illegal or unenforceable by a court decision, statute, rule or otherwise, such term or provision shall be amended to the extent necessary to conform with the law and all of the other terms and provisions of this Agreement shall remain in full force and effect. If the term or provision held to be invalid, illegal or unenforceable is also held to be a material part of this Agreement, such that the party in whose favor the material term or provision was stipulated herein would not have entered into this Agreement without such term or provision, then the party in whose favor the material term or provision was stipulated shall have the right, upon such holding, to terminate this Agreement.

20.05     Parties to Agreement. This Agreement is solely between the Ceding Company and the Reinsurer. There is no third party to this Agreement. Reinsurance under this Agreement shall not create any right or legal relationship between the Reinsurer and any other person, for example, any insured, policy owner, agent, beneficiary or assignee. The Ceding Company further agrees that it will not make the Reinsurer a party to any litigation between any such third party and the Ceding Company.

20.06    Offset. All monies due either company under this Agreement may be offset against each other, dollar for dollar, regardless of any insolvency of either party unless otherwise prohibited by law. If the Reinsurer advances payment through offset of any claim it is contesting and prevails in the contest, the Ceding Company shall return such payment plus interest calculated as per the provisions of Section 9.01 d) of this Agreement.

20.07    Governing Law. In the event of litigation, the parties shall submit to the competent jurisdiction of a court in the State of Nebraska and shall abide by the final decision of such court. This Agreement shall be governed as to performance, administration and interpretation by the laws of the State of Nebraska, exclusive of the rules with respect to conflicts of law. In all cases, the State of Nebraska applies with respect to rules for credit for reinsurance.

20.08 Expenses. The Ceding Company shall pay the expense of all medical examinations, inspection fees and other charges in connection with the issuance of the insurance.

20.09    Errors and Omissions. Unintentional clerical errors, omissions or misunderstandings in the administration of this Agreement by either the Ceding Company or the Reinsurer shall not invalidate the reinsurance hereunder provided the error, omission or misunderstanding is corrected promptly after discovery. Both companies shall be restored, to the extent possible, to the position they would have occupied had the error, omission or misunderstanding not occurred, but the liability of the Reinsurer under this Agreement shall in no event exceed the limits specified herein.

20.10     Schedules, Exhibits and Section Headings. Schedules and Exhibits attached hereto are made a part of this Agreement. Section headings are provided for reference purposes only and are not made a part of this Agreement.

20.11     Definitions. The definitions that apply in the interpretation of this Agreement are located in Schedule D.

Article 21

Commencement and Termination

21.01     This Agreement shall be effective as of June 1, 2000 and shall remain in force for an indefinite period. Either the Ceding Company or the Reinsurer may terminate the Agreement by giving ninety (90) days written notice by certified or registered mail to the other party. The day the notice is deposited in the mail addressed to an officer of the other company shall be the first day of the ninety-day period.

21.02  During this ninety-day period, the Reinsurer shall continue to accept and the Ceding Company shall continue to cede any new policies issued prior to the termination of this ninety-day period.

21.03     All automatic reinsurance that has been placed in effect prior to the expiration date set forth in the notice and all facultative reinsurance approved by the Reinsurer based upon an application the Reinsurer received prior to the expiration date set forth in the notice shall remain in effect in accordance with the terms of this Agreement until the reinsured policy's natural expiration or as specified otherwise in this Agreement.

21.04	This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

AMERITAS VARIABLE LIFE INSURANCE COMPANY

/S/ [*]

TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

/S/ [*]